CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Wentworth II, Inc.

We consent to the reference to our firm under the caption “Experts” and inclusion in this Registration Statement of Wentworth II, Inc. on Form SB-2 of our report dated May 11, 2007, relating to the consolidated financial statements of Omnia Luo Group Limited as of December 31, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the period from August 11, 2006 (date of inception) to December 31, 2006.

PKF
Certified Public Accountants
Hong Kong, China
November 6, 2007